EXHIBIT 10.23

___________, 2002
(the “Effective Date”)

WARRANT TO PURCHASE
1,000,000 SHARES OF THE COMMON STOCK OF
TELESOURCE INTERNATIONAL, INC.

     In consideration for a Letter of Credit for the value of six million and five hundred thousand dollars to be established by Sayed Hamid Behbehani & Sons Co.(SHBC) on behalf of Telesource, with said Letter of Credit to be used by Telesource as collateral for loan of equal amount and for a term of 6 months only, unless otherwise agreed by the parties in writing, and for other value received, Telesource International, Inc., a Delaware corporation (the “Company”), hereby certifies that SHBC, a Kuwaiti corporation, or its permitted assigns as set forth in Section 4 herein (the “Holder”), is entitled to purchase, subject to the provisions of this Warrant, from the Company up to an aggregate of 1, 000,000 (One Million) duly authorized, validly issued, fully paid and nonassessable shares of the Company’s common stock (the “Common Stock”), at a purchase price of $3.00 per share (the “Exercise Price”), all subject to the terms, conditions and adjustments set forth in this Warrant. The shares of Common Stock deliverable upon such exercise, and as adjusted from time to time, are hereinafter sometimes referred to as “Warrant Shares.”

     Section 1. Exercise of Warrant.

(a) Subject to the provisions hereof, this Warrant may be exercised at any time and from time to time by presentation and surrender hereof to the Company of this Warrant with the Purchaser Form annexed hereto as Schedule One, duly executed and accompanied by payment to the Company as further set forth below in this Section 2, for the account of the Company, of the Exercise Price for the number of Warrant Shares specified in such form. If this Warrant should be exercised in part only, the Company shall, upon surrender of this Warrant, execute and deliver a new Warrant evidencing the rights of the Holder hereof to purchase the balance of the Warrant Shares purchasable hereunder. The Company shall maintain at its principal place of business a register for the registration of this Warrant and registration of transfer of this Warrant. The Exercise Price for the number of Warrant Shares specified in the Purchase Form shall be payable in United States Dollars by bank check payable to the order of the Company or by wire transfer of immediately available funds to an account specified by the Company for that purpose. The Warrant will be exercisable at any time during the term of the Warrant. This Warrant shall terminate on December 31, 2003.

(b) Notwithstanding any provisions herein to the contrary, if the Fair Market Value (hereinafter defined) of one share of Common Stock is greater than the Exercise Price (at the date of calculation as set forth below), in lieu of exercising this Warrant for cash, the Holder may elect to receive shares equal to the value (as determined below) of this Warrant (or the portion thereof being exercised) by surrender of this Warrant at the principal office of the Company, together with the properly completed and executed Purchase Form in which event the Company shall issue to the Holder a number of shares of Common Stock computed using the following formula:

X =	Y (A-B) A

Where	X =	the number of shares of Common Stock to be issued to the Holder

	Y =	the number of shares of Common Stock purchasable under the Warrant or, if only a portion of the Warrant is being exercised, the portion of the Warrant being exercised (at the date of such calculation)

	A =	the Fair Market Value of one share of the Company’s Common Stock (at the date of such calculation)

	B =	Exercise Price (as adjusted to the date of such calculation)

For purposes of the above calculation, Fair Market Value of one share of Common Stock shall be the average closing bid price (as reported by The Nasdaq Stock Market, the OTC Bulletin Board, or other public trading market) of the Company’s Common Stock for the five consecutive trading days ending on the trading day immediately preceding the date of the Election to Purchase. If the shares of the Company’s Common Stock are not traded on Nasdaq or other public exchange, Fair Market Value shall mean the value, reasonably determined by the Board of Directors taking into account such information as the board reasonably determines is applicable, including recent sales of equity securities by the Company, recent third party valuations of the Company and its equity securities and valuations of public companies whose business is similar to that of the Company.

(c) Effective Date of Exercise. Upon receipt by the Company of this Warrant at the office or agency of the Company, with the completed Purchase Form, and upon receipt by the Company of payment of the Exercise Price, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of the Company shall then be closed or that certificates representing such shares of Common Stock shall not then actually be delivered to the Holder.

(d) Transfer Restriction Legend. Each certificate representing shares initially issued upon exercise of this Warrant (and subsequently issued if appropriate), unless at the time of exercise such shares have been sold pursuant to an effective registration statement under the Securities Act, shall bear the following legend (and any additional legend required by applicable securities laws) on the face thereof:

“The securities represented by this certificate have not been registered under the Securities Act of 1933, as amended, or the securities laws of any state and may not be sold, transferred, hypothecated or otherwise assigned except pursuant to a registration statement with respect to such securities which is effective under such act and under any applicable state securities laws unless, in the opinion of counsel reasonably satisfactory to the Company, an exemption from the registration requirements of such act and state securities laws is available.”

Any certificate issued at any time upon transfer of, or in exchange for or replacement of, any certificate bearing such legend (except a new certificate issued upon completion of a public distribution of the securities represented thereby pursuant to a registration under the Securities Act) shall also bear such legend unless, in the opinion of counsel for the registered holder thereof reasonably acceptable to the Company, the shares represented thereby need no longer be subject to the restrictions in this Section 1(e). The provisions of this Section 1(e) shall be binding upon all subsequent holders of certificates bearing the above legend, and shall also be applicable to all subsequent holders of this Warrant.

     Section 2. Reservation of Shares; Preservation of Rights of Holder. The Company hereby agrees that there shall be reserved for issuance and/or delivery upon exercise of this Warrant, such number of Warrant Shares as shall be required for issuance or delivery upon exercise of this Warrant. The Warrant surrendered upon exercise shall be canceled by the Company. The Company further agrees (i) that it will not, by amendment of its Certificate of Incorporation or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observation or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by the Company, (ii) promptly to take such action as may be required of the Company to permit the Holder to exercise this Warrant and the Company duly and effectively to issue shares of its Common Stock or other securities as provided herein upon the exercise hereof, and (iii) promptly to take all action required or provided herein to protect the rights of the Holder granted hereunder against dilution. Without limiting the generality of the foregoing, should the Warrant Shares at any time consist in whole or in part of shares of capital stock having a par value, the Company agrees that before taking any action which would cause an adjustment of the Exercise Price so that the same would be less than the then par value of such Warrant Shares, the Company shall take any corporate action which may, in the opinion of its counsel, be necessary in order that the Company may validly and legally issue fully paid and nonassessable shares of such Common Stock at the Exercise Price as so adjusted. The Company further agrees that it will not establish a par value for its Common Stock while this Warrant is outstanding in an amount greater than the Exercise Price.

     Section 3. Fractional Shares. No fractional shares or scrip representing fractional shares shall be issued upon the exercise of this Warrant. With respect to any fraction of a share called for upon any exercise hereof, the Company shall pay to the Holder an amount in cash equal to such fraction multiplied by the current value of such fractional share, determined as follows: the current value shall be an amount, no less than book value per share, determined in such reasonable manner as may be prescribed by the Board of Directors of the Company, such determination to be final and binding on the Holder.

     Section 4. Exchange, Transfer, Assignment or Loss of Warrant. Any attempted transfer of this Warrant, the Warrant Shares or any new Warrant not in accordance with this Section shall be null and void, and the Company shall not in any way be required to give effect to such transfer. No transfer of this Warrant shall be effective for any purpose hereunder until (i) written notice of such transfer setting forth the number or rights to Warrant Shares transferred and the name and address of the transferee(s) has been received by the Company, and (ii) the transferee shall first agree in a writing deposited with the Secretary of the Company to be bound by all the provisions of this Warrant. Upon surrender of this Warrant to the Company by any transferee authorized under the provisions of this Section 4, the Company shall, without charge, execute and deliver a new Warrant registered in the name of such transferee at the address specified by such transferee, and this Warrant shall promptly be canceled. The Company may deem and treat the registered holder of any Warrant as the absolute owner thereof for all purposes, and the Company shall not be affected by any notice to the contrary. Any Warrant, if presented by an authorized transferee, may be exercised by such transferee without prior delivery of a new Warrant issued in the name of the transferee.

     Upon receipt by the Company of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Warrant, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Warrant, if mutilated, the Company will execute and deliver a new Warrant of like tenor and date. Any such new Warrant executed and delivered shall constitute a separate contractual obligation on the part of the Company, whether or not the Warrant so lost, stolen, destroyed or mutilated shall be at any time enforceable by anyone.

     Section 5. Rights of Holder. Neither a Holder nor his transferee by devise or the laws of descent and distribution or otherwise shall be, or have any rights or privileges of, a shareholder of the Company, either at law or equity, and the rights of a Holder are limited to those expressed in this Warrant.

     Section 6. Adjustments in Exercise Price and Warrant Shares. The Exercise Price and Warrant Shares shall be subject to adjustment from time to time as provided in this Section 6.

(a) If the Company is recapitalized through the subdivision or combination of its outstanding shares of Common Stock into a larger or smaller number of shares, the number of shares of Common Stock for which this Warrant may be exercised shall be increased or reduced, as of the record date for such recapitalization, in the same proportion as the increase or decrease in the outstanding shares of Common Stock, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all Warrant Shares issuable hereunder immediately after the record date for such recapitalization shall equal the aggregate amount so payable immediately before such record date.

(b) If the Company declares a dividend on Common Stock, or makes a distribution to holders of Common Stock, and such dividend or distribution is payable or made in Common Stock or securities convertible into or exchangeable for Common Stock, or rights to purchase Common Stock or securities convertible into or exchangeable for Common Stock, the number of shares of Common Stock for which this Warrant may be exercised shall be increased, as of the record date for determining which holders of Common Stock shall be entitled to receive such dividend or distribution, in proportion to the increase in the number of outstanding shares (and shares of Common Stock issuable upon conversion of all such securities convertible into Common Stock) of Common Stock as a result of such dividend or distribution, and the Exercise Price shall be adjusted so that the aggregate amount payable for the purchase of all the Warrant Shares issuable hereunder immediately after the record date for such dividend or distribution shall equal the aggregate amount so payable immediately before such record date.

(c) If the Company declares a dividend on Common Stock (other than a dividend covered by subsection (b) above) or distributes to holders of its Common Stock, other than as part of its dissolution or liquidation or the winding up of its affairs, any shares of its capital stock, any evidence of indebtedness or any cash or other of its assets (other than Common Stock or securities convertible into or exchangeable for Common Stock), the Holder shall receive notice of such event as set forth in Section 8 below.

(d) In case of any consolidation of the Company with, or merger of the Company into, any other corporation (other than a merger in which the Company is the continuing corporation and in which no change, other than the issuance of Common Stock in connection with (i) the merger of a corporation into the Company or (ii) the acquisition of all or substantially all of the assets or equity securities of a corporation, occurs in its outstanding Common Stock), or in case of any sale or transfer of all or substantially all of the assets of the Company, or in the case of any statutory exchange of securities with another corporation (including any exchange effected in connection with a merger of a corporation into the Company, except where the Company is the surviving entity and no change occurs in its outstanding Common Stock), the corporation formed by such consolidation or the corporation resulting from such merger or the corporation which shall have acquired such assets or securities of the Company, as the case may be, shall execute and deliver to the Holder simultaneously therewith a new Warrant, satisfactory in form and substance to the Holder, together with such other documents as the Holder may reasonably request, entitling the Holder thereof to receive upon exercise of such Warrant the kind and amount of shares of stock and other securities and property receivable upon such consolidation, merger, sale, transfer, or exchange of securities, or upon the dissolution following such sale or other transfer, by a holder of the number of shares of Common Stock purchasable upon exercise of this Warrant immediately prior to such consolidation, merger, sale, transfer, or exchange. Such new Warrant shall contain the same basic other terms and conditions as this Warrant and shall provide for adjustments which, for events subsequent to the effective date of such written instrument, shall be as nearly equivalent as may be practicable to the adjustments provided for in this Section 6. The above provisions of this paragraph (d) shall similarly apply to successive consolidations, mergers, exchanges, sales or other transfers covered hereby.

(e) If the Company shall, at any time before the expiration of this Warrant, sell all or substantially all of its assets and distribute the proceeds thereof to the Company’s shareholders, the Holder shall, upon exercise of this Warrant have the right to receive, in lieu of the shares of Common Stock of the Company that the Holder otherwise would have been entitled to receive, the same kind and amount of assets as would have been issued, less the Exercise Price, distributed or paid to the Holder upon any such distribution with respect to such shares of Common Stock of the Company had the Holder been the holder of record of such shares of Common Stock receivable upon exercise of this Warrant on the date for determining those entitled to receive any such distribution. If any such distribution results in any cash distribution in excess of the Exercise Price provided by this Warrant for the shares of Common Stock receivable upon exercise of this Warrant, the Holder may, at the Holder’s option, exercise this Warrant without making payment of the Exercise Price and, in such case, the Company shall, upon distribution to the Holder, consider the Exercise Price to have been paid in full and, in making settlement to the Holder, shall obtain receipt of the Exercise Price by deducting an amount equal to the Exercise Price for the shares of Common Stock receivable upon exercise of this Warrant from the amount payable to the Holder.

(f) If an event occurs which is similar in nature to the events described in this Section 6, but is not expressly covered hereby, the Board of Directors of the Company shall make or arrange for an equitable adjustment to the number of Warrant Shares and the Exercise Price.

(g) The term “Common Stock” shall mean the Common Stock of the Company as the same exists on the date hereof or as such stock may be constituted from time to time.

(h) Whenever the number of Warrant Shares or the Exercise Price shall be adjusted as required by the provisions of this Section 6, the Company forthwith shall file in the custody of its secretary or an assistant secretary, at its principal office, and furnish to each Holder hereof, a certificate showing the adjusted number of Warrant Shares and the Exercise Price and setting forth in reasonable detail the circumstances requiring the adjustments.

(i) Notwithstanding any other provision, this Warrant shall be binding upon and inure to the benefit of any successors and assigns of the Company.

(j) No adjustment in the Exercise Price in accordance with the provisions of this Section 6 need be made if such adjustment would amount to a change in such Exercise Price of less than $.01; provided however, that the amount by which any adjustment is not made by reason of the provisions of this paragraph (j) shall be carried forward and taken into account at the time of any subsequent adjustment in the Exercise Price.

(k) If an adjustment is made under this Section 6 and the event to which the adjustment relates does not occur, then any adjustments in accordance with this Section 6 shall be readjusted to the Exercise Price and the number of Warrant Shares which would be in effect had the earlier adjustment not been made.

     Section 7. Taxes on Issue or Transfer of Common Stock and Warrant. The Company shall pay any and all documentary stamp or similar issue or transfer taxes payable in respect of the issue or delivery of Warrant Shares or other securities on the exercise of this Warrant. The Company shall not be required to pay any tax which may be payable in respect of any transfer of this Warrant or in respect of any transfers involved in the issue or delivery of shares or the exercise of this Warrant in a name other than that of the Holder and the person requesting such transfer, issue or delivery shall be responsible for the payment of any such tax (and the Company shall not be required to issue or deliver said shares until such tax has been paid or provided for).

     Section 8. Notice of Adjustment. So long as this Warrant shall be outstanding, (a) if the Company shall propose to pay any dividends or make any distribution upon the Common Stock, or (b) if the Company shall offer generally to the holders of Common Stock the right to subscribe to or purchase any shares of any class of Common Stock or securities convertible into Common Stock or any other similar rights, or (c) if there shall be any proposed capital reorganization of the Company in which the Company is not the surviving entity, recapitalization of the capital stock of the Company, consolidation or merger of the Company with or into another corporation, sale, lease or other transfer of all or substantially all of the property and assets of the Company, or voluntary or involuntary dissolution, liquidation or winding up of the Company, or (d) if the Company shall give to its stockholders any notice, report or other communication respecting any significant or special action or event, then in such event, the Company shall give to the Holder, at least thirty (30) days prior to the relevant date described below (or such shorter period as is reasonably possible if thirty days is not reasonably possible), a notice containing a description of the proposed action or event and stating the date or expected date on which a record of the Company’s stockholders is to be taken for any of the foregoing purposes, and the date or expected date on which any such dividend, distribution, subscription, reclassification, reorganization, consolidation, combination, merger, conveyance, sale, lease or transfer, dissolution, liquidation or winding up is to take place and the date or expected date, if any is to be fixed, as of which the holders of Common Stock of record shall be entitled to exchange their shares of Common Stock for securities or other property deliverable upon such event.

Section 9. Registration Rights. The Holder shall have registration rights as provided in this Section 9 with respect to the shares of Warrant Shares (the “Registrable Shares”).

(a) If securities of the Company are to be registered under the Securities Act, other than pursuant to a registration statement on Form S-4 or Form S-8, and the registration form to be used may be used for the registration of the Registrable Shares (a “Piggyback Registration”), the Company will give prompt written notice to the Holder of its intention to effect such a registration and will include in such registration all Registrable Shares with respect to which the Company has received written requests for inclusion therein within 30 days after the Company’s notice has been given.

(b) If a Piggyback Registration is an underwritten primary registration on behalf of the Company, and the managing underwriters advise the Company in writing that in their opinion the number of securities requested to be included in such offering in the registration creates a substantial risk that the price per share of the Company’s Common Stock will be reduced, the Company will include in such registration (i) first, the securities the Company proposes to sell, (ii) second, the Registrable Shares requested to be included in such registration which in the opinion of such underwriters can be sold in such offering without creating such a risk, and (iii) third, other securities requested to be included in such registration.

(c) If a Piggyback Registration is an underwritten secondary registration on behalf of holders of the Company’s securities, and the managing underwriters advise the Company in writing that in their opinion the inclusion of the number of securities requested to be included in such offering creates a substantial risk that the price per share of the Company’s Common Stock will be reduced, the Company will include in such registration the Registrable Shares requested to be included in such registration and the securities requested to be included therein by the holders of the Company’s securities requesting such registration (all such Registrable Shares and other securities requested to be included in such registration being collectively referred to as the “Secondary Shares”) which in the opinion of such underwriters can be sold in such offering without creating such a risk, pro rata among the holders of such Secondary Shares on the basis of the number of Secondary Shares owned or deemed to be owned by such holders, with further successive pro rata allocations among the holders of Secondary Shares if any such holder of Secondary Shares has requested the registration of less than all such Secondary Shares such person or entity (a “Person”) is entitled to register.

(d) The Company will pay all registration expenses incurred in connection with the filing of the registration statements provided for in this Section 9, including all registration and filing fees, fees and expenses of compliance with federal, state and foreign securities laws, printing expenses, and fees and disbursements of counsel for the Company and its independent certified public accountants, underwriters, and other Persons retained by the Company, but excluding discounts and commissions attributable to the Registrable Shares. The Holder will be responsible for the fees and expenses of its own counsel.

(e) The Company agrees to use reasonable efforts to effect the registration of the Registrable Shares in accordance with the intended method of disposition thereof, and pursuant thereto the Company will as expeditiously as possible:

(i) furnish to the Holder such number of copies of any registration statement filed pursuant to this Section 9, each amendment and supplement thereto, the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as the Holder may reasonably request in order to facilitate the disposition of the Registrable Shares;

(ii) use reasonable efforts to register or qualify the Registrable Shares under such other securities or blue sky laws of such states of the United States as the Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable the Holder to consummate the disposition in such jurisdictions of the Registrable Shares owned by the Holder; provided that the Company will not be required (A) to qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection (e)(ii), (B) to subject itself to taxation in any such jurisdiction or (C) to consent to general service of process in any such jurisdiction;

(iii) notify the Holder, at any time when a prospectus relating to any registration statement filed pursuant to this Section 9 is required to be delivered under the Securities Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of the Holder, the Company will promptly prepare (and, when completed, give notice to each seller of Registrable Shares) a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Shares, such prospectus will not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading; provided that upon such notification by the Company, the Holder will not offer or sell Registrable Shares until the Company has notified the Holder that it has prepared a supplement or amendment to such prospectus and delivered copies of such supplement or amendment to each such seller;

(iv) cause all the Registrable Shares to be listed on each securities exchange on which shares of the Company’s Common Stock are then listed; and

(v) in the event of the issuance of any stop order suspending the effectiveness of any registration statement filed pursuant to this Section 9, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Registrable Shares included in such registration statement for sale in any jurisdiction, the Company will use reasonable efforts promptly to obtain the withdrawal of such order.

(f) Indemnification.

(i) The Company agrees to indemnify the Holder, its officers and directors and each Person who controls the Holder (within the meaning of the Securities Act) against all losses, claims, damages and liabilities caused by any untrue or alleged untrue statement of material fact contained in any registration statement filed pursuant to this Section 9, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, except insofar as the same are (A) caused by or contained in any information furnished to the Company by the Holder for use therein, (B) caused by the Holder’s failure to deliver a copy of any such registration statement or prospectus or any amendments or supplements thereto after the Company has furnished the Holder with a sufficient number of copies of the same, or (C) caused by the Holder’s sale of Registrable Shares in violation of the proviso to subsection (e)(iii) hereof.

(ii) In connection with any registration statement filed pursuant to this Section 9, the Holder will furnish to the Company in writing such information and affidavits as the Company reasonably requests for use in connection with any such registration statement or prospectus and will indemnify the Company, its directors and officers and each Person who controls the Company (within the meaning of the Securities Act) against any losses, claims, damages and liabilities resulting from any untrue or alleged untrue statement of material fact contained in any such registration statement, prospectus or preliminary prospectus or any amendment thereof or supplement thereto or any omission or alleged omission of a material fact required to be stated therein or necessary to make the statements therein not misleading, but only to the extent that such untrue or alleged untrue statement or omission or alleged omission is attributable to the information furnished by the Holder to the Company in writing expressly for use in such registration statement or prospectus or supplement thereto.

(iii) Any Person entitled to indemnification hereunder will (A) give prompt written notice to the indemnifying party of any claim with respect to which it seeks indemnification and (B) unless in such indemnified party’s reasonable judgment a conflict of interest between such indemnified and indemnifying parties may exist with respect to such claim, permit such indemnifying party to assume the defense of such claim with counsel reasonably satisfactory to the indemnified party. If such defense is assumed, the indemnifying party will not be subject to any liability for any settlement made by the indemnified party without its consent (but such consent will not be unreasonably withheld). An indemnifying party who is not entitled to, or elects not to, assume the defense of a claim will not be obligated to pay the fees and expenses of more than one counsel for all parties indemnified by such indemnifying party with respect to such claim, unless in the reasonable judgment of any indemnified party a conflict of interest may exist between such indemnified party and any other of such indemnified parties with respect to such claim. Subject to the foregoing terms and provisions of this subsection (h)(iii), each indemnifying party hereunder will reimburse the person entitled to indemnification hereunder for all legal and other expenses reasonably incurred in connection with investigating and defending the action or claim for which such indemnified party seeks indemnification, as such expenses are incurred.

(iv) The indemnification provided for under this subsection (f) will remain in full force and effect regardless of any investigation made by or on behalf of the indemnified party or any officer, director or controlling Person of such indemnified party and will survive the transfer of securities.

     Section 10. Termination of Registration Rights.

(a) No Holder shall be entitled to exercise any right provided for in Section 9 if, during any 90 day period, such Holder may sell or transfer all of such Holder’s Registrable Shares pursuant to Rule 144 promulgated under the Securities Act.

(b) With a view to making available to the Holder the benefits of Rule 144 and any other rule or regulation of the SEC that may at any time permit a holder to sell securities of the Company to the public without registration, the Company agrees to use its reasonable best efforts to make and keep public information available as those terms are understood and defined in Rule 144, at all times after the date hereof until the termination of the holder’s registration rights.

     Section 11. Notice. Any notice to be given or to be served upon any party in connection with this Warrant must be in writing and will be deemed to have been given and received upon confirmed receipt, if sent by facsimile, or two days after it has been submitted for delivery by Federal Express or an equivalent carrier and five days after it has been mailed by first class mail, charges prepaid and addressed to the following addresses with a confirmation of delivery:

If to the Company, to: Attn: Bud Curley Telephone: 630-620-4787 Facsimile: 630-620-4753 If to the Holder, to: Attn: Nasrallah Behbehani Telephone: 965-245-4501 Facsimile: 965-244-6820

Any party may, at any time by giving notice to the other party, designate any other address in substitution of an address established pursuant to the foregoing to which such notice will be given.

     Section 12. Choice of Law; Conflict of Law; Jurisdiction and Venue. Except as otherwise expressly provided herein, the terms, conditions and enforceability of this Warrant shall be governed by and Interpreted under the laws of the State of Illinois.

Date: _____ __, 2002	TELESOURCE INTERNATIONAL, INC. By: ________________________

Schedule One

PURCHASE FORM

TO TELESOURCE INTERNATIONAL, INC.:

     1. The undersigned Holder of the attached original, executed Warrant hereby elects to exercise its purchase right under such Warrant with respect to ______________ shares of Common Stock, as defined in the Warrant, of Telesource International, Inc., a Delaware corporation (the “Company”).

     2. The undersigned Holder (check one):

(a) elects to pay the aggregate purchase price for such shares of Common Stock (the “Exercise Shares”) (i) by lawful money of the United States or the enclosed bank check payable in United States dollars to the order of the Company in the amount of $___________, or (ii) by wire transfer of United States funds to the account of the Company in the amount of $____________, which transfer has been made before or simultaneously with the delivery of this Subscription Form pursuant to the instructions of the Company;

     or

(b) elects to receive shares of Common Stock having a value equal to the value of the Warrant calculated in accordance with Section 1 of the Warrant.

     3. Please issue a stock certificate or certificates representing the appropriate number of shares of Common Stock in the name of the undersigned or in such other names as is specified below:

     Name: _____________________________________

     Address: ___________________________________

                      ___________________________________

Dated:____________ ___, _____ ____________________________
(Signature must conform to name of Holder as specified on the face of the Warrant)

__________________________________ __________________________________ (Address)